Exhibit 10.21

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Agreement") is made by and between: each of the limited liability companies identified on the signature page of this Agreement as a "Seller" (collectively, "Sellers") and AREIT ACQUISITIONS LLC, a Delaware limited liability company ("Purchaser"), and is effective as of the Contract Date (hereinafter defined).

BACKGROUND

As indicated on the signature page of this Agreement, four of the Sellers (collectively the "Wiregrass Sellers") own 100% of the multi-family apartment project known as Wiregrass at Stone Oak; five of the Sellers (collectively the "Wycliff Sellers") own 100% of the multi-family apartment project known as Axis at Wycliff; five of the Sellers (collectively the "A110 Sellers") own 100% of the multi-family apartment project known as Axis 110; two of the Sellers (collectively the "Savannah Sellers") own 100% of the multi-family apartment project known as Savannah Oaks; and four of the Sellers (collectively the "Maple Sellers") own 100% of the multi-family apartment project known as Maple District Lofts. The Wiregrass Sellers, Wycliff Sellers, A110 Sellers, Savannah Sellers and Maple Sellers are each referred to generically herein as a "Seller Group".

AGREEMENTS:

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers the "Properties", consisting of, collectively, the Wiregrass Property, the Wycliff Property, the A110 Property, the Savannah Property, and the Maple Property, as those terms are further defined on attached Schedule 1, as follows:

1.Agreement of Purchase and Sale.  Subject to the terms and conditions contained in this Agreement:
(a)Wiregrass Sellers agree to sell to Purchaser, and Purchaser hereby agrees to purchase, the Wiregrass Property, as further described Schedule 1;
(b)Wycliff Sellers agree to sell to Purchaser, and Purchaser hereby agrees to purchase, the Wycliff Property, as further described Schedule 1;
(c)A110 Sellers agree to sell to Purchaser, and Purchaser hereby agrees to purchase, the A110 Property, as further described Schedule 1;
(d)Savannah Sellers agree to sell to Purchaser, and Purchaser hereby agrees to purchase, the Savannah Property, as further described Schedule 1; and
(e)Maple Sellers agree to sell to Purchaser, and Purchaser hereby agrees to purchase, the Maple Property, as further described Schedule 1.

23876540.13

2.Purchase Price.  The purchase price for the Properties shall be Four Hundred Forty Eight Million Dollars ($448,000,000.00) (the "Purchase Price").
(a)The Purchase Price shall be payable as follows:
(i)Within one (1) Business Days (hereinafter defined) following the Contract Date, Purchaser shall deposit with Heritage Title Company of Austin, Inc., as agent for First American Title Insurance Company, 200 W. 6th Street, Suite 1600, Austin, TX 78701, Attention: John Bruce, Phone: 512-505-5012, Email: jbruce@heritage-title.com, as escrowee (the "Escrowee"), by wire transfer of immediately available funds, an initial earnest money deposit in the amount of Ten Million Dollars ($10,000,000.00) (the "Earnest Money"), $100.00 of which shall constitute the "Independent Consideration". The Earnest Money is non-refundable except as otherwise expressly provided in this Agreement and shall be held by Escrowee pursuant to a joint order escrow agreement in substantially the form of attached Exhibit 1 and, notwithstanding anything herein to the contrary, the Independent Consideration is non-refundable to Purchaser in all events (for purposes of clarity, if Purchaser terminates this Agreement for any reason, the Independent Consideration shall be promptly paid to Sellers).  At the Closing (hereinafter defined) the Earnest Money shall be applied to the Purchase Price and paid to Sellers.
(ii)The balance of the Purchase Price, plus or minus prorations and adjustments made pursuant to this Agreement, shall be paid by Purchaser by wire transfer of immediately available funds at the Closing.
(b)The parties agree, whenever individual allocations are reasonably required to meet applicable requirements under federal, state or local tax, securities, or other regulatory obligations, and as expressly provided in this Agreement, to use consistent allocations of the Purchase Price among the Properties in all documents (including, without limitation, official tax filings and returns).  For such purposes, the Purchase Price shall be allocated among the Properties as follows:
(i)$72,500,000.00 to the Wiregrass Property;
(ii)$94,000,000.00 to the Wycliff Property;
(iii)$111,000,000.00 to the A110 Property;
(iv)$77,500,000.00 to the Savannah Property; and
(v)$93,000,000.00 to the Maple Property.
3.Purchaser's Inspection. Sellers by their agent, Benj. E. Sherman & Sons, Inc., and Purchaser are parties to a certain Real Estate Access and Inspection Agreement dated March 4, 2022 (the "Access Agreement").  Subject to this Section 3, the terms and conditions of the Access Agreement are incorporated herein and are binding on Purchaser and Sellers as if Sellers had executed the Access Agreement on their own behalf (rather than through their agent). Sellers hereby ratify the Access Agreement.  Notwithstanding anything in the Access Agreement to the contrary, Sellers and Purchaser hereby agree that: (i) although this Agreement constitutes a

Definitive Agreement (as that term is defined in the Access Agreement), this Agreement does not supersede the Access Agreement, but instead incorporates the terms and conditions of the Access Agreement herein; (ii) Sellers hereby waive their right to terminate the Access Agreement (including, without limitation, pursuant to Section 4 thereof) unless this Agreement is terminated as provided herein; and (iii) Purchaser and its Representatives (as defined in Section 1 of the Access Agreement) shall have the rights granted to Purchaser and its Representatives pursuant to the Access Agreement (including, without limitation, the right to access the Properties pursuant to Section 1 of the Access Agreement) through Closing or any termination of this Agreement.
4.Title Insurance; Survey; Assumed Contracts.
(a)Purchaser has received First American Title Insurance Company's, (the "Title Company") Commitment for Title Insurance numbered GF 20221255 (TLTA T-1 Form), in the amount of the Purchase Price, committing to insure title to the Wiregrass Real Estate, the Wycliff Real Estate, the A110 Real Estate, the Savannah Real Estate and the Maple Real Estate (collectively, the "Real Estate"), identifying Purchaser as the proposed insured (the "Title Commitment") and including complete copies of all documents reflected in Schedule B as exceptions to title in the Title Commitment (the "Exception Documents").
(b)Purchaser has received copies of the most current surveys of the Real Estate in Sellers' possession (the "Surveys"). Purchaser may order, at its sole cost, new surveys of the Real Estate or updates to the Surveys (the "Updated Surveys") and tax certificates for each of the Properties.
(c)Sellers have no obligation to cure any title exceptions except for the following (collectively, "Mandatory Cure Matters"): (i) mortgages, deeds of trust and any other liens and judgments filed against the Properties created or arising by, through or under any Seller (collectively, "Seller Liens"); (ii) any memoranda or similar documents of record relating to any tenant in common agreements or obligations among Sellers; and (iii) items that any Seller agrees to cure pursuant to Section 4(d) in respect of New Objections.  At or prior to Closing: (A) all Seller Liens will be paid for in full by Sellers and thereafter released of record; and (B) Sellers shall cause all other Mandatory Cure Matters to be released of record or insured over (in a manner reasonably acceptable to Purchaser) on the Title Policy (hereinafter defined).
(d)Notwithstanding anything herein to the contrary, if the Title Commitment or an Updated Survey is re-issued or updated after the Contract Date, Purchaser shall have the right to object (each, a "New Objection") to any additional matter disclosed or contained (each, a "New Title Matter") in any such update that constitutes a material and adverse exception to title or survey defect.  If Sellers are unable or unwilling to cure any such New Title Matter to the satisfaction of Purchaser (in Purchaser's sole discretion) within the lesser of five (5) days following receipt by Sellers of a New Objection or the Closing Date, Purchaser shall have the right, to be exercised within one (1) Business Day of receiving Sellers' written response to New Objection(s) either to (i) terminate this Agreement with respect to the Property or Properties that such New Title Matter pertains, by delivering a written termination notice to Sellers, in which event the terms and conditions of Section 16 shall apply, provided, Purchaser shall be entitled to any other remedies pursuant to this Agreement if the New Title Matter was caused by a breach of a covenant or representation of Sellers under this Agreement, or (ii) waive the New Objections that Sellers did not expressly agree in writing to cure.  In the event Purchaser fails to timely elect (i) or (ii) above, then Purchaser shall be conclusively deemed to have elected (ii) above.
(e)Subject to Sellers' obligations with respect to the Mandatory Cure Matters and the terms and conditions of Section 4(d), all matters shown on the Title Commitment and Surveys, together with all matters subsequently waived or deemed waived by Purchaser, are herein collectively called "Permitted Exceptions."
(f)At the Closing, Sellers shall pay the premium charge required in order for  the Title Company to issue to Purchaser its owner's policy of title insurance (TLTA T-1 Form) insuring title to the Real Property in Purchaser (or its assignee(s)) in the aggregate amount of the Purchase Price, subject only to the Permitted Exceptions (the "Title Policy"). Sellers shall also be obligated to provide the Title Company with those requirements enumerated on Schedule C of the Title Commitment which are applicable to Sellers and which are required in order for the Title Company to issue the Title Policy ("Seller Title Deliverables").  Notwithstanding the foregoing, Purchaser may elect, in Purchaser's sole discretion, to have separate title insurance policies issued for each Property with policy amounts corresponding to the allocations set forth in Section 2(b), including in connection with the exercise of Purchaser's rights pursuant to Section 14(h), however any incremental premium or other charges associated with multiple title insurance policies shall be charged to and paid by Purchaser.
(g)At Closing, Sellers shall terminate all Designated Contracts (the "Designated Contracts") identified on Schedule 2, which Contracts Purchaser identified prior to the Contract Date that it desires to be terminated as of Closing.  All Contracts not so terminated, identified as Assumed Contracts (the "Assumed Contracts") on Schedule 2. Notwithstanding the foregoing, the Contracts the Contracts designated as "Portfolio Contracts" on Schedule 2 and Sellers' existing property management agreements are not eligible to be identified as Assumed Contracts and are hereby deemed Designated Contracts.
5.Conditions.
(a)Purchaser's obligation to consummate the transaction described in and governed by this Agreement is subject to the following conditions:
(i)As of the Closing Date, Sellers' representations and warranties set forth in Section 9(a) as modified to the extent permitted under this Agreement shall be true and correct in all material respects as of the Contract Date and again as of the Closing Date;
(ii)Sellers shall have performed in all material respects all of Sellers' covenants under this Agreement the performance of which is due at or before Closing;
(iii)No action, suit or proceeding shall exist as of the Closing Date which seeks to restrain or prohibit any Seller from consummating the Closing;
(iv)Sellers shall have made all deliveries to the Closing Escrow described in Section 6(a);

(v)The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue) the Title Policy; and
(vi)Each other express condition to Purchaser's obligation to consummate transaction described in this Agreement shall have been satisfied.
(b)Subject to the terms and conditions of Section 12, if any condition set forth in Section 5(a) is not satisfied on or before the Closing Date, then, prior to Closing, Purchaser may terminate this Agreement, with respect to either the particular Property or Properties affected by the failed condition or all of the Properties, by delivering a written notice of termination to Sellers, in which event: (i) this Agreement shall terminate and the Earnest Money will be promptly refunded to Purchaser following which neither party shall have any further liability or obligation to the other party under this Agreement, except for obligations which expressly survive termination of this Agreement and obligations that expressly survive termination of the Access Agreement ("Surviving Obligations"), if Purchaser elects to terminate with respect to all of the Properties; or (ii) the terms and conditions of Section 16 shall apply if Purchaser elects to terminate with respect to only the affected Property or Properties.  Notwithstanding the foregoing or anything herein to the contrary, if Purchaser elects to terminate this Agreement (with respect to some or all of the Properties) due to the failure of the condition specified in Section 5(a)(i) and the applicable representation or warranty was inaccurate or incorrect when made or caused to become inaccurate or incorrect due to a default by Sellers hereunder, then Purchaser shall also have the remedies set forth in Section 12.
(c)Sellers' obligation to consummate the transaction described in and governed by this Agreement is subject to the following conditions:
(i)As of the Closing Date, Purchaser's representations and warranties set forth in Section 9(b), as modified to the extent permitted by this Agreement, shall be true and correct in all material respects;
(ii)Purchaser shall have performed, in all material respects, all of Purchaser's covenants under this Agreement the performance of which is due at or before Closing including without limitation, payment of the Purchase Price into the Closing Escrow;
(iii)No action, suit or proceeding shall exist as of the Closing Date which seeks to restrain or prohibit Purchaser from consummating the Closing;
(iv)Purchaser shall have made all deliveries to the Closing Escrow described in Section 6(a); and
(v)Each other express condition to Sellers' obligation to consummate transaction described in this Agreement shall have been satisfied.
(d)Subject to the terms and conditions of Section 12, If any condition set forth in Section 5(c) is not satisfied on or before the Closing Date, then, prior to Closing, Sellers may elect to terminate this Agreement by delivering a written notice of termination to Purchaser in which event this Agreement shall terminate and the Earnest Money shall be promptly refunded to

Purchaser following which neither party shall have any further liability or obligation to the other under this Agreement, except for Surviving Obligations or Sellers may elect any available remedy specified in Section 12 if the failure of the applicable condition was caused by a default by Purchaser hereunder.
6.Closing.
(a)The closing of the transaction contemplated hereby (the "Closing") shall take place pursuant to an escrow arrangement with the Title Company (the "Closing Escrow").  The date of Closing (the "Closing Date") shall be a Business Day selected by Purchaser that is reasonably acceptable to Sellers, but not later than April 13, 2022.
(b)At or prior to Closing, each Seller shall deliver to Purchaser or into the Closing Escrow, as appropriate, the following closing documents (collectively, "Closing Documents", all duly executed by the applicable Seller and, where necessary, properly acknowledged:
(i)A Special Warranty Deed (each a "Deed") substantially in the form of attached Exhibit 2, as follows: (A) from Wiregrass Sellers as grantors in respect of the Wiregrass Real Estate; (B) from Wycliff Sellers as grantors in respect of the Wycliff Real Estate; (C) from A110 Sellers as grantors in respect of the A110 Real Estate; (D) from Savannah Sellers as grantors in respect of the Savannah Real Estate; and (E) from Maple Sellers as grantors in respect of the Maple Real Estate.
(ii)A Bill of Sale and Assignment (each, a "Bill of Sale") substantially in the form of attached Exhibit 3, as follows: (A) from Wiregrass Sellers as grantors in respect of the Wiregrass Personalty; (B) from Wycliff Sellers as grantors in respect of the Wycliff Personalty; (C) from A110 Sellers as grantors in respect of the A110 Personalty; (D) from Savannah Sellers as grantors in respect of the Savannah Personalty; and (E) from Maple Sellers as grantors in respect of the Maple Personalty.
(iii)A counterpart of Assignment and Assumption of Leases (each, an "Assignment of Leases") substantially in the form of attached Exhibit 4, as follows: (A) from Wiregrass Sellers as grantors in respect of the Wiregrass Leases; (B) from Wycliff Sellers as grantors in respect of the Wycliff Leases; (C) from A110 Sellers as grantors in respect of the A110 Leases; (D) from Savannah Sellers as grantors in respect of the Savannah Leases; and (E) from Maple Sellers as grantors in respect of the Maple Leases;
(iv)A counterpart of an Assignment and Assumption of Contracts and Intangible Property (each, an "Assignment of Contracts"), substantially in the form of attached Exhibit 5 as follows: (A) from Wiregrass Sellers as grantors in respect of the Wiregrass Contracts; (B) from Wycliff Sellers as grantors in respect of the Wycliff Contracts; (C) from A110 Sellers as grantors in respect of the A110 Contracts; (D) from Savannah Sellers as grantors in respect of the Savannah Contracts; and (E) from Maple Sellers as grantors in respect of the Maple Contracts;
(v)A certificate regarding representations and warranties substantially in the form of attached Exhibit 6 ("Seller's Re-Affirmation");

(vi)a FIRPTA affidavit substantially in the form of attached Exhibit 7;
(vii)letters to tenants under the Leases notifying them of the sale of the Properties and directing them to pay all future rent as Purchaser may direct;
(viii)rent rolls, in substantially the same format as the Rent Rolls delivered pursuant to this Agreement, and dated within three (3) days of the Closing Date, as follows: (A) from Wiregrass Sellers in respect of the Wiregrass Leases; (B) from Wycliff Sellers in respect of the Wycliff Leases; (C) from A110 Sellers in respect of the A110 Leases; (D) from Savannah Sellers in respect of the Savannah Leases; and (E) from Maple Sellers in respect of the Maple Leases;
(ix)a letter or other notification to each vendor, to the extent Purchaser has agreed to assume such vendor's Contract, in a form reasonably satisfactory to Purchaser, duly executed by the applicable Seller(s), advising them of the sale of the Property to Purchaser and directing them to send to Purchaser all bills for the services provided to the Property for the period from and after the Closing Date.
(x)termination agreements or other evidence reasonably satisfactory to Purchaser that any existing property management, leasing contracts and Designated Contracts which Purchaser has elected not to assume have been terminated effective upon the Closing Date and at no cost to Purchaser or to any Property;
(xi)Seller Title Deliverables;
(xii)A counterpart of each Post-Closing Escrow Agreement (as defined below) from each Seller Group; and
(xiii)such other documents as may be reasonably required to consummate the transaction contemplated herein in accordance with the provisions of this Agreement, including any disbursement statement customarily required by the Title Company, including, without limitation, an Affidavit as to Debts and Liens and Indemnity Agreement in the form attached hereto as Exhibit 8.
(c)At the Closing, Purchaser shall deliver to Sellers or into the Closing Escrow, as appropriate, the balance of the Purchase Price after application of the Earnest Money and plus or minus prorations, and the following documents, duly executed by Purchaser and, where necessary, properly acknowledged:
(i)a counterpart of each Assignment of Leases;
(ii)a counterpart of each Assignment of Contracts;
(iii)a counterpart of each Post-Closing Escrow Agreement; and
(iv)such other documents as may be reasonably required to consummate the transaction contemplated herein in accordance with the provisions of this Agreement.

(d)Sellers and Purchaser shall jointly execute and deposit into the Closing Escrow an agreed closing statement showing all prorations and other credits and the cash due at Closing and all certificates, documents, declarations and instruments required to comply with state, county and local laws governing documentary and transfer taxes.  Notwithstanding the foregoing, either Sellers or Purchaser may elect, to have separate closing statements prepared for each Property.
(e)The Closing Escrow shall be conducted in a customary New York style through escrow with the Escrowee.
(f)Upon consummation of the Closing, Sellers shall deliver possession of the Properties to Purchaser (subject only to the Permitted Exceptions), together with copies of Leases and related records, keys and security and pass codes, and all other Personal Property to be transferred pursuant to this Agreement or any Bill of Sale (which may remain at the applicable Property).
7.Prorations.  The following items shall be adjusted and apportioned between Sellers and Purchaser as follows:
(a)All non-delinquent ad valorem real estate and personal property taxes, charges and assessments affecting the Properties shall be prorated on a per diem basis such that they are charged to Purchaser as of the Closing Date, disregarding any discount or penalty and on the basis of the fiscal year of the authority levying the same.  If any of the same have not been finally assessed as of the Closing Date for the current fiscal year of the taxing authority, then the same shall be adjusted through the Closing Date based upon one hundred percent (100%) of the most recently ascertainable taxes.  There shall be a final reproration of the estimated real estate and personal property taxes promptly following the issuance of final bills.  Each party agrees to make such payments as shall be necessary to provide the appropriate credits resulting from such re-proration.
(b)All non-delinquent rent and other income of the Properties, including, without limitation, other periodic rentals, additional rentals, escalation rentals, pass-throughs and other sums and charges payable under the Leases (collectively, "Rents") collected as of the Closing Date shall be prorated on a per diem basis such that they are credited to Purchaser as of the Closing Date.  Purchaser shall receive a credit for any Rents which have been prepaid as of the Closing Date.  No later than five (5) days prior to the Closing Date, Sellers shall provide Purchaser with a statement of all delinquent Rents.  Any Rents defined below, which are delinquent on the Closing Date and which are collected after the Closing (net of collection costs, if any) shall be applied as follows: (i) first to the month in which Closing occurred, (iii) second, to all periods after Closing until Rent due to Purchaser is paid current by the applicable Tenant, and (iii) third, to the receivables for the two calendar months immediately preceding the month of Closing. From and after the Closing Date Purchaser shall use commercially reasonable efforts to collect such Rent receivables in the ordinary course of business, but shall not be obligated to engage a collection agency, take legal action or to send any default notices.  The obligation of Purchaser to remit delinquencies to Sellers in accordance with the terms of this Section 6(b) shall survive the Closing, delinquent Rents which are not collected by Purchaser on or before the date that is sixty (60) days after Closing shall be forfeited by Sellers and Sellers shall have no further right, title or interest in or to the same.  To the extent any Seller receives any Rents after Closing, the same shall be held in trust for Purchaser and be applied in accordance with the terms of this Section 6(b).
(c)At Closing Purchaser shall receive a credit equal to the unapplied total of all security and other refundable tenant deposits then held by Sellers.  One or more of the Sellers may participate in a program administered by Lease Term Insurance Group, LLC ("Lease Term Insurance") whereby tenants of a Property may pay a non-refundable fee in lieu of refundable security deposits.  Such fees shall not be treated as security deposits and shall not be subject to proration, provided that, at Closing, Sellers shall credit the Purchase Price for an amount equal to the then balance of the Lease Term Insurance credit pool for each of the Properties.
(d)Charges of water, electricity, sewer rental, gas, telephone and all other utilities, and charges and income under all Assumed Contracts shall be prorated on a per diem basis such that they are credited or charged to Purchaser, as applicable, as of the Closing Date, disregarding any discount or penalty and on the basis of the fiscal year or billing period of the authority, utility or other person levying or charging for the same and charged to Sellers for all periods prior to the Closing Date.  If the consumption of any of the foregoing is measured by meters, then Sellers shall use commercially reasonable efforts to arrange to obtain a reading of each such meter prior to Closing and Sellers shall pay all charges thereunder through the date of any meter readings obtained prior to Closing.  If actual amounts cannot be reasonably obtained as of the Closing, such charges and income under the Assumed Contracts shall be based on Sellers' and Purchaser's good faith estimates (based on past expenses) and shall be re-prorated when actual amounts can be ascertained but in any event no later than one hundred eighty (180) days after Closing.  Payments in connection with the final adjustment shall be due within thirty (30) days of written notice
(e)Water or utility charges which are separately metered and billed to tenants at the Properties shall be reasonably estimated as of the Closing Date by Sellers based on the average consumption for such tenants for the two (2) previous monthly bills and at Closing, Sellers shall be entitled to a credit equal to such estimate.  Such estimate shall be subject to re-proration under subsection (d) above.
(f)At Closing, Purchaser shall receive a credit for any Vacant Units (as defined below) that are not in Rent Ready Condition (as defined below) as of the date that is three (3) Business Days prior to the Closing Date in an amount equal to Seven Hundred Fifty Dollars ($750) for each such unit.  "Rent Ready Condition" shall mean a Vacant Unit that has been thoroughly cleaned and repainted since being vacated and contains the following: (1) a refrigerator-freezer unit in good condition and working order; (2) a dishwasher, garbage disposal, stove, oven, and microwave in good condition and working order; (3) plumbing, heating, air conditioning, and electrical systems in good condition and working order; (4) floors fully covered with a combination of tile, linoleum or carpet, and that since the unit was vacated (a) all tile and linoleum has been replaced and/or thoroughly cleaned consistent with Seller's prior practices for vacant units to be re-leased and (b) all carpeting has been replaced or steam cleaned by a professional third party vendor; and (5) blinds and/or drapes on all windows in good condition and working order. "Vacant Unit" shall mean any residential apartment unit at the Properties that is unoccupied as of the Closing Date and that was vacated by the tenant most recently occupying such unit at least three (3) Business Days prior to the Closing Date (i.e., if a unit becomes vacant less than three (3)

Business Days prior to the Closing Date, it is not a "Vacant Unit" as to which Purchaser might be eligible to receive a credit).  If requested by Purchaser, representatives of Sellers and Purchaser shall conduct a walk-through (the "Walk-Through") of the Properties on or around the third (3rd) Business Day prior to the Closing Date in order to determine the amount of such credit, if any, to be given to Purchaser.
(g)Sellers shall pay: (i) their own attorneys' fees, subject to Section 14(f); (ii) the costs of the title search and the premium charge and other costs for the Title Policy, without endorsements or modifications, (iii) the costs to remove all of Seller's Liens and any other title exceptions which Sellers are obligated to remove hereunder (including, without limitation, the Mandatory Cure Matters); and (iv) one-half of the Title Company's closing and escrow fees (not including lender's escrow).
(h)Purchaser shall pay: (i) its own attorneys' fees, subject to Section 14(f); (ii) the cost of recording the Deeds; and (iii) one-half of the title Company's closing and escrow fees.
(i)Purchaser's and Sellers' obligations under this Section 7 shall survive the Closing.
8.DISCLAIMER AND RELEASE.
(a)EXCEPT WITH RESPECT TO THE SELLERS' WARRANTIES (AS DEFINED BELOW), SELLERS HEREBY DISCLAIM ALL WARRANTIES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WARRANTIES OF HABITABILITY AND FITNESS FOR A PARTICULAR PURPOSE), WHETHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES WITH RESPECT TO THE PROPERTY, THE LEASES, THE TENANTS AT THE PROPERTY, THE ZONING OF THE LAND, THE SOIL CONDITIONS OF THE LAND, OR THE SUITABILITY OF THE PROPERTIES FOR PURCHASER'S INTENDED USE.  SUBJECT TO THE SELLERS' WARRANTIES, PURCHASER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED, OR SHALL HAVE THE OPPORTUNITY TO CONDUCT, A DILIGENT INVESTIGATION OF THE PROPERTIES WITH REGARD TO ITS CONDITION, PERMITTED USE, AND SUITABILITY FOR PURCHASER'S INTENDED USE, AS WELL AS ALL OTHER FACTORS DEEMED MATERIAL TO PURCHASER AND PURCHASER HAS EMPLOYED SUCH INDEPENDENT PROFESSIONALS IN CONNECTION THEREWITH AS DEEMED NECESSARY BY PURCHASER.  SUBJECT TO THE SELLERS' WARRANTIES PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY "AS IS" AND "WHERE IS" AND IN ITS PRESENT CONDITION AND THAT PURCHASER IS NOT RELYING UPON ANY REPRESENTATION, DOCUMENT, DELIVERY, STATEMENT OR RECORD OF ANY KIND OR NATURE MADE, PREPARED OR DELIVERED BY ANY SELLER OR ANY OF ITS EMPLOYEES OR AGENTS WITH RESPECT TO THE PROPERTIES, AND THAT, IN FACT, NO SUCH REPRESENTATIONS WERE MADE EXCEPT FOR THE SELLERS' WARRANTIES.

(b)FURTHER, AND WITHOUT IN ANY WAY LIMITING ANY OTHER PROVISION OF THIS AGREEMENT, EXCEPT FOR THE SELLERS' WARRANTIES, NO SELLER MAKES ANY WARRANTY WITH RESPECT TO THE ABSENCE ON, UNDER OR ABOUT THE PROPERTY, OF HAZARDOUS SUBSTANCES OR MATERIALS ("HAZARDOUS MATERIALS") WHICH ARE CATEGORIZED AS HAZARDOUS OR TOXIC UNDER ANY LOCAL, STATE OR FEDERAL LAW, STATUTE, ORDINANCE, RULE, OR REGULATION PERTAINING TO ENVIRONMENTAL OR HAZARDOUS SUBSTANCE REGULATION, CONTAMINATION, CLEANUP OR DISCLOSURE. SUBJECT TO THE SELLERS' WARRANTIES, BY ACCEPTANCE OF THIS AGREEMENT AND THE DEEDS, PURCHASER ACKNOWLEDGES THAT PURCHASER'S OPPORTUNITY FOR INSPECTION AND INVESTIGATION OF SUCH PROPERTY HAS BEEN ADEQUATE TO ENABLE PURCHASER TO MAKE PURCHASER'S OWN DETERMINATION WITH RESPECT TO THE PRESENCE ON, UNDER OR ABOUT THE PROPERTIES OF SUCH HAZARDOUS MATERIALS.
(c)UPON CLOSING, SUBJECT TO SELLERS' WARRANTIES, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS REGARDING THE PROPERTIES MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED, ON BEHALF OF ITSELF AND ON BEHALF OF ITS TRANSFEREES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, TO HAVE WAIVED, RELINQUISHED, RELEASED AND FOREVER DISCHARGED EACH SELLER AND EACH SELLER'S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, BY REASON OF OR ARISING OUT OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECT OR OTHER PHYSICAL CONDITION (INCLUDING, WITHOUT LIMITATION, FUNGI, MOLD OR MILDEW) WHETHER PURSUANT TO STATUTES IN EFFECT IN THE STATE IN WHICH THE PROPERTIES ARE LOCATED OR ANY OTHER FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, THE EXISTENCE OF ANY HAZARDOUS MATERIAL WHATSOEVER, ON, AT, TO, IN, ABOVE, ABOUT, UNDER, FROM OR IN THE VICINITY OF THE PROPERTIES AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS WHATSOEVER REGARDING THE PROPERTY.  SUBJECT TO THE SELLERS' WARRANTIES, THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE AND OF WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER'S RELEASE OF SELLERS.  PURCHASER HEREBY ACKNOWLEDGES THAT, SUBJECT TO THE SELLERS' WARRANTIES, FACTUAL MATTERS NOW UNKNOWN TO PURCHASER MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER ACKNOWLEDGES THAT, SUBJECT TO THE SELLERS' WARRANTIES, THE WAIVERS AND RELEASES CONTAINED HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON BY PURCHASER IN LIGHT OF THAT REALIZATION AND THAT PURCHASER

NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT EACH SELLER AND EACH SELLER'S AFFILIATES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.
(d)NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREIN, THE TERMS AND CONDITIONS OF THIS SECTION 8 (INCLUDING, WITHOUT LIMITATION, PURCHASER'S RELEASE OF SELLERS AS SET FORTH ABOVE) SHALL NOT APPLY TO ANY CLAIM OR CAUSE OF ACTION BY PURCHASER AGAINST A SELLER FOR THE FOLLOWING (COLLECTIVELY, "SELLERS' WARRANTIES"): (I) A BREACH BY ANY SELLER OF ANY COVENANT, REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 9) OR ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT THAT EXPRESSLY SURVIVES CLOSING (INCLUDING, WITHOUT LIMITATION, THE CLOSING DOCUMENTS), OR (II) ANY EXPRESS INDEMNIFICATION OBLIGATION OF A SELLER HEREUNDER OR PURSUANT TO ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT THAT EXPRESSLY SURVIVES CLOSING.
9.Representations, Warranties and Covenants.
(a)Whenever any representation or warranty of a Seller is limited to its "knowledge" it shall mean the actual knowledge of Hilary Nichols, a regional manager of Sellers' management agent.  Sellers represents and warrants to Purchaser as follows as of the Contract Date and as of the Closing Date (as modified to the extent expressly permitted under this Agreement):
(i)Each Seller is a limited liability company, duly organized, and validly existing under the laws of the jurisdiction under which it was organized and is qualified to do business in the State of Texas, with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.  All requisite action has been taken by each Seller, and all requisite consents have been obtained by each Seller, as necessary for the due execution, delivery and performance of this Agreement and the instruments and documents referenced herein, and for the consummation by each Seller of the transaction contemplated hereby, and no consent of any other person or entity is required. The ownership percentages specified for each Seller set forth on the signature pages attached to this Agreement are correct. The Wiregrass Sellers own 100% of the Wiregrass Property. The Wycliff Sellers own 100% of  the Wycliff Property.  The A110 Sellers own 100% of the A110 Property.  The Savannah Sellers own 100% of the Savannah Property.  The Maple Sellers own 100% of the Maple Property.
(ii)This Agreement has been duly authorized by all necessary limited liability company action of each Seller, constitutes the valid and binding obligation of each Seller, and is enforceable against each Seller in accordance with its terms.
(iii)The Leases delivered to Purchaser or otherwise made available for Purchaser's inspection by Sellers pursuant to this Agreement are true, correct and, except for Leases subject to the Master Agreement dated September 15, 2021 between Caliza,

LLC d/b/a Landing and Benj. E. Sherman & Sons, Inc., as agent, are complete, or are accurate reproductions, as applicable, and to each Seller's knowledge, no Seller is in material default of any of the Leases.
(iv)The data reflected in the rent rolls delivered to Purchaser pursuant to this Agreement ("Rent Rolls"), is accurate in all material respects as of the effective date of the Rent Rolls. To Seller's knowledge, there are no occupancy agreements, leases, licenses, tenant concessions, lettings or tenancies in effect that will affect the Properties after Closing, except the Leases referenced on the Rent Rolls (as defined below).
(v)To Sellers' knowledge, attached hereto as Schedule 2 is an true, correct and complete schedule of all contracts and agreements (with the exception of Leases and contracts and agreements listed as exceptions on the Title Commitment) pursuant to which a Seller or any portion of the Properties are bound, including, without limitation, management, services, supply, repair and maintenance agreements and equipment leases (the "Contracts").  To Sellers' knowledge, the copy of each Contract delivered to Purchaser was a complete and accurate reproduction of same, in all material respects.  No Seller has given written notice of a material default under any of the Contracts and no Seller has received any written notice of default which is still outstanding thereunder.
(vi)There is no litigation, claim, suit, proceeding, cause of action or administrative proceeding (collectively, "Litigation") pending or, to Sellers' knowledge, threatened in writing against any Seller, any of the Properties or Seller's ability to consummate the transactions contemplated by this Agreement, except as disclosed to Purchaser.  No petition in bankruptcy (voluntary or otherwise) under federal or state bankruptcy law is pending against (or, to Sellers' knowledge, threatened or contemplated) by or against any Seller.
(vii)No Seller has received any written notice from any governmental authority that any Property is in violation of any applicable federal, state or local laws, ordinances, rules, regulations and orders (collectively, "Applicable Law"), excluding any such actual or alleged violations which have been cured to the full satisfaction of the authority issuing such violation prior the Contract Date.
(viii)None of the execution, delivery, and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) violate or conflict with any provision of the organizational or governing documents, if any, of any Seller; (B) conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, would constitute a default under the terms of any contract, lease, bond, indenture, agreement, or other instrument to which any Seller any of any Property is subject, (C) to each Seller's knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of any Seller pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise, or other instrument; (D) violate any judgment, order, injunction, decree, or award of any court, arbitrator, administrative agency, or governmental or regulatory body binding upon any Seller or any of the Properties; or (E) to Sellers' knowledge, constitute a violation by any Seller of any Applicable Law binding on any Seller or the Properties.
(ix)No Seller has employees.  All on-site property management, leasing, and operations personnel are employees of the property management company.
(x)To each Seller's knowledge, each Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the "Orders").  No Seller nor any beneficial owner of any Seller: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
(xi)The list set forth on Schedule 3, is a true, correct and complete in all material respects inventory of the Personal Property.
(xii)Sellers have not received any written notice that the Wiregrass Property is in violation of the Water Pollution Abatement Plan approved March 20, 1995 evidenced by that certain Affidavit recorded in Volume 6393, Page 119 of the Official Public Records of Bexar County Texas.
(b)Purchaser represents and warrants to Sellers as follows:
(i)As of the Contract Date and Closing Date, Purchaser is and will be duly organized and validly existing under the laws of the jurisdiction under which it was organized with full power to execute and deliver this Agreement. Prior to the Closing Date, Purchaser will have obtained the full power to consummate the transactions contemplated hereby.
(ii)This Agreement has been duly authorized by all necessary limited liability company action, constitutes the valid and binding obligation of Purchaser, and is enforceable against Purchaser.
(iii)None of the execution,  delivery, and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (A) violate or conflict with any provision of the organizational or governing documents, if any, of Purchaser; (B) to Purchaser's knowledge, violate or conflict with, or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Purchaser is a party, (C) to Purchaser's knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Purchaser pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise, or other instrument; (D) violate any judgment, order, injunction, decree, or award of any court, arbitrator, administrative agency, or governmental or regulatory body of which it has knowledge against, or binding upon, Purchaser; or (E) to Purchaser's knowledge, constitute a violation by, Purchaser of Applicable Law binding on Purchaser.
(iv)To Purchaser's knowledge, Purchaser is in compliance with the Orders.  To Purchaser's knowledge, neither Purchaser nor any beneficial owner of Purchaser holding an ownership interest of five percent (5%) of more: (i) is listed on any of the Lists; (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.
(c)The representations and warranties made by Sellers in this Agreement shall be re-affirmed as of the Closing Date pursuant to Seller's Re-Affirmation, except that Seller's Re-Affirmation may contain exceptions (each, an "Exception") for any representation or warranty that cannot be truthfully re-affirmed as of the Closing Date due to changes in conditions or circumstances occurring after the Contract Date not within the control of Sellers, provided, in such instance: (i) as a condition precedent to Sellers making an Exception, Sellers shall, promptly upon becoming aware of such Exception have provided Purchaser written notice of the same; and (ii) Purchaser shall have the rights and remedies set forth in Section 5 hereof for the failure of the condition specified in Section 5(a)(i), if the Exception causes any representation or warranty to be untrue or incorrect, in any material respect, as such representation or warranty was made as of the Contract Date.  Notwithstanding the foregoing, Purchaser shall not have the right to terminate this Agreement due to the failure of the condition specified in Section 5(a)(i), if Litigation accrues after the Contract Date and is a tort claim arising in the ordinary course of Sellers' business covered by Sellers' insurance.  The representations and warranties of Sellers, as re-affirmed pursuant to Seller's Re-Affirmation, shall survive the Closing for a period of nine (9) months from the Closing Date except in the event Purchaser provides Sellers with written notice of any claims prior to the end of such nine (9)-month period, in which event Sellers' liability hereunder shall continue with respect to such claims until such time as (A) such claim(s) have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), (B) such claims have been settled pursuant to a written settlement agreement between Sellers and Purchaser or (C) tolled by applicable statutes of limitation (the "Survival Period").  Subject to Section 5 hereof, if a party shall become aware that any representation or warranty made by the other party is untrue or inaccurate, such party shall promptly notify the party that made the representation or warranty and provide such party a reasonable opportunity to take steps to rectify the untruth or inaccuracy, failing which the untrue or inaccurate representation or warranty shall be deemed to have been irrevocably waived. The foregoing sentence shall not, however, modify or diminish, in any respect,

Purchaser's rights and remedies set forth Section 12, if the applicable representation or warranty was inaccurate or incorrect when made or caused to become inaccurate or incorrect due to a default by Sellers hereunder.
(d)For so long as this Agreement is in full force and effect, each Seller agrees to:
(i)Manage and maintain or cause to be managed and maintained its respective Property and continue or cause to be continued its other business activities, all in accordance with its customary practices in the ordinary course of their business and in compliance with all Applicable Law, including, without limitation: (A) not remove any Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Personal Property; and (B) not convey, transfer or encumber any Property (or any part thereof or any interest therein) or create or modify any exceptions to title to any Property.
(ii)Continue or cause to be continued its leasing activities in accordance with its customary practices in the ordinary course of their business and in compliance with all Applicable Law. Without limiting the foregoing, each Seller shall be permitted to (A) enter into new Leases and amendments and renewals of the Leases, and (B) waive, enforce and terminate Leases, provided that (i) any such Leases, amendments, renewals, waivers, enforcement and/or terminations, with respect to Leases, are consistent with the Seller's current leasing practices (including, without limitation, entering into Residential Leases on market rental rates and terms not longer than one (1) year), and (ii) any such new Leases, amendments or renewals, with respect to Residential Leases, are on the form of Residential Lease currently used by such Seller.  Any new Leases or occupancy agreements entered into after the Contract Date with respect to the Properties in accordance with the foregoing sentence shall be included in the definition of Leases.
(iii)Not enter into any new Contract, or amend, modify, extend or renew any existing Contract, without the prior written consent of Purchaser (which consent may be withheld in Purchaser's sole discretion thereafter), unless such Contract is terminable upon thirty (30) days' notice without payment of any penalty.
(iv)Promptly provide Purchaser with copies or reasonably detailed written notice (as applicable) of: (A) any written notices of violations with respect to the Properties received by any Seller from any applicable governmental authority; (B) any fire, flood or other similar casualty with respect to any Property; (C) any actual or threatened condemnation (or proceeding in lieu thereof) with respect to any portion of the Properties that any Seller obtains knowledge; (D) any written notice given or received by or on behalf of the Seller claiming that any Seller or any Property is in default under any Contract or Leases; and (E) any written notice received by any Seller concerning any pending litigation or administrative proceeding affecting any Property.

Sellers liability for the breach of any of the covenants provided in this Section 9(d) shall survive the Closing or early termination of this Agreement for the duration of the Survival Period.

10.Condemnation or Casualty.
(a)Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, either (i) an amount equal to 2% of the Purchase Price allocated to any Property pursuant to Section 2(b) or more of damage is caused to any Property as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, or any portion of any Property equal to or greater than such amount is taken (or is threatened to be permanently taken) under the power or threat of eminent domain (temporarily or permanently), (ii) material access to any Property, or a material portion of the parking is  permanently taken (or is threatened to be taken) under the power or threat of eminent domain, or (iii) a casualty occurs that is reasonably estimated to result in loss of rental income to any Property after Closing in excess of $100,000 that is not covered by insurance (any event under subsections (i) through (iii) being a "Material Change"), then, in any such event, Purchaser may elect to terminate this Agreement with respect to the Property or Properties for which the Material Change pertains by giving written notice to Sellers of its election to terminate this Agreement with respect to the applicable Property or Properties (a "Material Event Termination Notice") on or before the tenth (10th) day after Purchaser receives written notice of such destruction, taking or threatened taking.  Purchaser, at its option and in its sole discretion, may extend the Closing Date to allow Purchaser such full ten (10)-day period to determine if Purchaser elects to issue a Material Event Termination Notice.  If Purchaser does not give (or has no right to give) a Material Event Termination Notice within such  ten (10)-day period, then (A) this transaction shall close as set forth in this Agreement with Purchaser accepting the Properties in their condition as affected by the casualty or condemnation (subject to the terms and conditions of this Section 10(a)), (B) Purchaser shall pay the full Purchase Price (subject to clause (D) below), (C) Sellers shall assign to Purchaser the proceeds of any insurance policies payable to Sellers (or shall assign the right or claim to receive such proceeds after Closing), or Sellers' right to or portion of any condemnation award (or payment in lieu thereof), and (D) the amount of any deductible, not to exceed the amount of loss, or self-insured amount, not to exceed the amount of loss, or uninsured amount shall be a credit against the Purchase Price.  If Purchaser timely delivers a Material Event Termination Notice pursuant to this section, the terms and conditions of Section 16 shall apply. Sellers shall not settle or compromise any insurance claim or condemnation action without the prior written consent of Purchaser, and Purchaser shall have the option to participate in any such claim or action.  Sellers shall obtain Purchaser's prior approval (which shall not be unreasonably withheld, delayed or conditioned) with respect to (Y) the repair of any Material Change (including the plans, contracts and contractors for such repair work), and (Z) the repair of any other casualty or condemnation if such repair will not be fully and completed repaired prior to the Closing, however nothing in this Agreement obligates Sellers to undertake any such repairs other than any normal and customary remediation actions. The provisions of this Section 10(a) shall survive Closing.
(b)Notwithstanding anything to the contrary herein, subject to the procedures set forth in Section 10(a), Sellers shall bear risk of loss of the Properties until the actual time of Closing, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.
11.Brokerage.  Sellers and Purchaser represent and warrant, each to the other, that neither has contacted, consulted, or become in any way connected with any broker, finder, or other such party in connection with this Agreement or the sale contemplated herein, except that Sellers have engaged CBRE (the "Broker").  The commission for the Broker shall be paid by Sellers pursuant to a separate agreement.  Sellers and Purchaser also represent and warrant, each to the other, that no broker, finder, or other party other than the Broker, including Sellers, Purchaser, their partners, employees, agents, or affiliates is entitled to, has earned or has been paid directly or indirectly any brokerage commission, or similar fee, however paid in any form as a consequence of this transaction.  Sellers and Purchaser shall each defend, indemnify, and hold harmless the other, against any and all claims of brokers, finders, or the like asserting the right to a commission or similar fee through the acts of the indemnifying party, or the indemnifying party's partners, agents, or affiliates in connection with this Agreement.  Each party's indemnity obligation shall include all damages, losses, costs, liabilities and expenses, including reasonable attorney's fees, which may be incurred by the other in connection with all the matters against which the other is indemnified hereunder. The provisions of this Section 11 shall survive the Closing or early termination of this Agreement.
12.Remedies for Default.
(a)If Purchaser shall default under this Agreement, and such default is not cured in accordance with Section 12(c) below, then Sellers shall be entitled, as their sole and exclusive remedy, to terminate this Agreement and receive and retain the Earnest Money. IF SELLERS TERMINATE THIS AGREEMENT PURSUANT TO THIS SECTION 12(A), PURCHASER AND SELLERS AGREE THAT SELLERS' ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX OR ASCERTAIN.  THE PARTIES THEREFORE AGREE THAT, IN SUCH EVENT, SELLERS, AS SELLERS' SOLE AND EXCLUSIVE REMEDY, ARE ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE EARNEST MONEY, AND, FOLLOWING SUCH TERMINATION,  NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY UNDER THIS AGREEMENT EXCEPT FOR SURVIVING OBLIGATIONS.
(b)If any Seller shall default under this Agreement and such default is not cured in accordance with Section 12(c) below, then Purchaser may, as its sole and exclusive remedy, either elect to: (i) terminate this Agreement, with respect to either the particular Property or Properties affected by the default or all of the Properties, in which event (A) all of the Earnest Money shall be refunded to Purchaser if Purchaser elects to terminate with respect to all of the Properties or (B) the terms and conditions of Section 16 shall apply if Purchaser elects to terminate with respect to only the affected Property or Properties; or (ii) bring one or more actions for specific performance of this Agreement. Notwithstanding the foregoing, if Purchaser elects option (i), Sellers shall, promptly upon written demand, reimburse Purchaser for Purchaser's actual out-of-pocket costs and expenses (including reasonable attorneys' fees, costs and disbursements) related the transactions contemplated by this Agreement (including, without limitation, the negotiation of this Agreement and Purchaser's due diligence), up to a maximum of $125,000 (multiplied by the number of Properties for which Purchaser's termination applies).
(c)Subject to Section 12(b) above, prior to the exercise of any remedy set forth in this Agreement by any Seller or Purchaser due to a default by the other party or the termination right of either party set forth in Section 5, the non-defaulting party (or the party benefiting from the applicable condition that has failed) shall give the other party written notice specifying such default (or failed condition) and a five (5) day opportunity to cure such default (or failed condition) (with such notice and cure period automatically extending the Closing Date) hereunder.
(d)If either party shall be entitled to pursue an action for monetary damages due to a default or breach under this Agreement or under any of the instruments of conveyance delivered pursuant to Section 6 of this Agreement, such action shall be limited to a claim for actual damages attributable to the default or breach and Sellers and Purchaser each waive any right to seek consequential, special or punitive damages in any such action.
13.Notices.  All notices permitted or required pursuant to this Agreement shall be in writing, addressed to the respective party at the address for notices designated below, and shall be sent by nationally recognized overnight express courier, or by electronic mail with an original copy thereof transmitted to the recipient by courier no later than one (1) Business Day thereafter.  All notices shall be effective upon either electronic or physical delivery to the address of the addressee (even if such addressee refuses delivery thereof).  The parties hereto may change their addresses by giving notice thereof to the other in conformity with this Section 13.
If to any Seller:	c/o BENJ. E. SHERMAN & SONS, INC. 400 Skokie Boulevard, Suite 200 Northbrook, Illinois 60062 Attention:Scott Gould Email:ScottG@bes.com
with copies to:	GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attention:Michael B. Manuel and Miguel Morales Email:Michael.Manuel@goldbergkohn.com Miguel.Morales@goldbergkohn.com
If to Purchaser:	c/o Ares Management Corporation 518 17th Street, 17th Floor Denver, Colorado 80202 Attention:Lainie Minnick Email:lminnick@aresmgmt.com
with copies to:	Ares Management Corporation 518 17th Street, 17th Floor Denver, Colorado 80202 Attention:Joshua J. Widoff Email:jwidoff@aresmgmt.com and
Brownstein Hyatt Farber Schreck LLP 410 17th Street, Suite 2200 Denver, Colorado 80202

Attention:Robert Kaufmann and Zachary Siegel Email:rkaufmann@bhfs.com; zsiegel@bhfs.com
14.Miscellaneous.
(a)The paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language thereof.
(b)All previous negotiations and agreements between the parties hereto, with respect to the transaction set forth herein, are merged in this instrument which, fully and completely expresses the parties' rights and obligations.  This Agreement, together with the Access Agreement (which is incorporated hereby pursuant to the terms and conditions of Section 3 hereof), constitute the entire agreement between the parties hereto with respect to the Properties and supersedes any and all other prior agreements and understandings, whether written or oral, formal or informal.
(c)This Agreement may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.  Such counterparts and electronic signatures or scans of handwritten signatures shall be deemed original.
(d)In the event that any term or provision of this Agreement shall be held illegal, invalid or unenforceable as a matter of law and the remaining terms and provisions of this Agreement reasonably reflect the material benefits and burdens intended by the parties, then such remaining terms and provisions shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect.
(e)Time is of the essence of this Agreement.
(f)In the event of a dispute between the parties hereto with respect to the enforcement of either party's obligations contained herein, the prevailing party shall be entitled to reimbursement of reasonable attorneys' fees, costs, and expenses incurred in connection therewith.
(g)Neither this Agreement nor any memorandum hereof shall be recorded.  Any such attempted recording in violation of the terms of this Agreement, shall give rise to a right on the part of Sellers to terminate this Agreement and to avail itself of the remedies set forth in Section 12 of this Agreement.
(h)Sellers and Purchaser acknowledge and agree that the purchase and sale of one or more of the Properties may be part of one or more tax-free exchanges under Section 1031 of the Code for either Purchaser or any Seller.  Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities, covenants and obligations of the parties to each other under this Agreement, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Agreement will be extended as a result thereof unless by mutual written agreement of the parties.  Notwithstanding anything to the contrary contained in the foregoing, if any Seller so elects to close the transfer of the Properties as an exchange, then (i) such Sellers, at its sole option, may delegate, in whole or in part, its obligations to transfer some or all of the assets under this Agreement, and may assign its rights, in whole or in part, to receive all or a portion of the Purchase Price from Purchaser, to one or more deferred exchange qualified intermediaries (each, a "QI") or to one or more exchange accommodation titleholders (each an, "EAT"), as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Sellers pursuant to this Agreement; (iii) Sellers shall remain fully liable for its obligations under the Agreement as if such delegation and assignment shall not have taken place; (iv) QI(s) or EAT(s), as the case may be, shall have no liability to Purchaser; and (v) the closing of the transfer of the Properties to Purchaser shall be undertaken by direct deed(s), assignment(s) and other appropriate conveyance(s) from Sellers (or, if applicable, from other affiliates of Sellers whom Sellers will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser or to EAT(s), as the case may be. Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Properties in one or more exchanges, then (i) Purchaser, at its sole option, may delegate, in whole or in part, its obligations to acquire the Properties under the Agreement, and may assign its rights, in whole or in part, to receive the Properties from Sellers, to one or more QIs or to one or more EATs, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to this Agreement; (iii) Purchaser shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place; (iv) QI(s) or EAT(s), as the case may be, shall have no liability to Sellers; and (v) the closing of the acquisition of the Properties by Purchaser or the EAT(s), as the case may be, shall be undertaken by direct deed(s) from Sellers (or, if applicable, from other affiliates of Sellers whom Sellers will cause to execute such deeds, assignments and other appropriate instruments of conveyance) to Purchaser (or to EAT(s), as the case may be).
(i)A "Business Day" is any day other than Saturday or a Sunday on which federally chartered banks in Texas are permitted to be open and accepting deposits.  Whenever under the terms of this Agreement, the time for performance of a covenant or condition falls upon a day that is not a Business Day, such time for performance shall be extended to the next Business Day.
(j)Purchaser may assign or otherwise transfer its interest under this Agreement, in whole or in part, to any entities directly or indirectly controlling, controlled by or under common control with Purchaser, provided said assignees assume all obligations of Purchaser under this Agreement (provided, in the case of an assignment to multiple entities, each assignee shall only be obligated to assume the obligations of Purchaser applicable to the portion of the Agreement such assignee is taking an assignment of)  and, prior to Closing, Purchaser delivers a copy or copies of the assignment or assignments to Sellers executed by both Purchaser and the assignee(s) evidencing the assignment by the Purchaser and assumption of the applicable obligations of Purchaser pursuant to this Agreement by the assignee(s).  Despite any assignment by Purchaser, Purchaser shall remain primarily liable for its obligations pursuant to this Agreement.  Except as otherwise expressly provided in this Section the interest, rights and obligations under this Agreement of Purchaser are not assignable and any assignment or transfer in violation of this Section shall be void.

(k)From and after the Contract Date, the identity of Purchaser and Purchase Price (and allocations of the Purchase Price specified in Section 2(b) hereof) are confidential, and Sellers shall not disclose the same to anyone other than to Sellers’ legal counsel, investors and other agents and representatives who need to know such information in connection with the transactions contemplated by this Agreement (collectively, “Permitted Third Parties”).  Neither Sellers nor Purchaser shall issue any press release with respect to Sellers’ sale or Purchaser’s acquisition of the Properties or the terms of this Agreement without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion. Further, from and after the Contract Date, Sellers shall not use the name “Ares” in any communication related to or concerning the transaction contemplated by this Agreement (other than with Permitted Third Parties) without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion. The provisions of this Section 14(k) shall survive the Closing or earlier termination of this Agreement.
(l)IT IS THE INTENT OF SELLERS AND PURCHASER THAT THE RIGHTS AND REMEDIES WITH RESPECT TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT.  ACCORDINGLY, TO THE MAXIMUM EXTENT APPLICABLE AND PERMITTED BY LAW (AND WITHOUT ADMITTING SUCH APPLICABILITY), EACH OF THE SELLERS AND PURCHASER HEREBY WAIVE THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, CHAPTER 17, SUBCHAPTER 3 (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  FOR PURPOSES OF THE WAIVERS SET FORTH IN THIS AGREEMENT, PURCHASER HEREBY WARRANT AND REPRESENT UNTO SELLERS THAT (A) PURCHASER HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, (B) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH SELLERS REGARDING THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, (C) PURCHASER IS REPRESENTED BY LEGAL COUNSEL THAT IS SEPARATE AND INDEPENDENT OF SELLERS AND SELLERS' LEGAL COUNSEL AND (D) PURCHASER HAS CONSULTED WITH PURCHASER'S LEGAL COUNSEL REGARDING THIS AGREEMENT PRIOR TO PURCHASER'S EXECUTION OF THIS AGREEMENT AND VOLUNTARILY CONSENTS TO THIS WAIVER.
15.Limitation of Liability.
(a)Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred, the aggregate liability of Sellers arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Sellers under this Agreement, the Access Agreement and any documents made, executed and delivered by Sellers pursuant to this Agreement, shall not exceed Six Million Five Hundred Thousand Dollars ($6,500,000).  Sellers shall not be liable to Purchaser in respect of the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Sellers under this Agreement, the Access Agreement and any documents made, executed and delivered by Sellers pursuant to this Agreement, unless and until the sum of such obligations exceeds Fifty Thousand Dollars ($50,000) in the aggregate.  Notwithstanding anything in this Section 15(a) or Section 9(c) to the contrary, the Survival Period and the limitations on Sellers' liability provided in this Section 15(a), shall not apply to Seller's liabilities and obligations with respect to (i) post-Closing prorations under Section 7, (ii) claims for brokerage commissions or fees associated with this transaction pursuant to Section 11, (iii) attorneys' fees incurred by Purchaser pursuant to Section 14(f), (iv) any claim for damages if a court of competent jurisdiction determines, in a final, non-appealable judgment, that Sellers willfully committed fraud against Purchaser with respect to the transactions contemplated by this Agreement; or (v) Seller's obligations under Section 10. As security for Seller’s potential liability to Purchaser post-Closing, at Closing, each Seller Group, Purchaser and Escrowee shall enter into an agreement (each, a “Post-Closing Escrow Agreement”), in the form attached as Exhibit 9 hereto, pursuant to which the Escrowee shall retain from the Purchaser Price an amount equal to 1.451% of the Purchase Price allocated to the applicable Property pursuant to Section 2(b) hereof, which shall be held in escrow, and disbursed by Escrowee pursuant to the terms and conditions of each Post-Closing Escrow Agreement. The provisions of this Section 15(a) shall survive the Closing.
(b)Neither any constituent member of or agent of any Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent member of any Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Sellers' corporate assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.  Neither any constituent member of or agent of Purchaser, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any entity that is or becomes a constituent member of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Sellers and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser's corporate assets for the payment of any claim or for any performance, and each Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.  The provisions of this Section 15(b) shall survive the Closing or any termination of this Agreement.
(c)Notwithstanding anything herein to the contrary, all obligations, representations, warranties and liabilities of Sellers under this Agreement (including, without limitation, Sellers' liability under Section 12 and this Section 15) shall be joint and several with respect to each Seller Group. By way of example, all obligations, representations, warranties and liabilities of the Wiregrass Sellers shall be: (i) joint and several among the entities that comprise the Wiregrass Sellers; and (ii) several with respect to the Wycliff Sellers, the A110 Sellers, the Savannah Sellers and the Maple Sellers.

16.Partial Termination. Notwithstanding anything herein to the contrary, if Purchaser terminates this Agreement with respect to some, but not all, of the Properties expressly provided in Section 4(d), Section 5(b), Section 10 or Section 12(b), hereof (the Property or Properties subject to such termination, the "Subject Property(s)"), the following shall apply (i) the Purchase Price shall be automatically reduced by the amount allocated to Subject Property(s) pursuant to Section 2(b) hereof (the "Reduced Purchase Price"); (ii) neither party shall have any further obligation or liability under this Agreement with respect to the Subject Property(s) except for Surviving Obligations; and (iii) this Agreement shall be otherwise modified to accomplish such partial termination (e.g. such that Sellers are no longer required to make Closing deliveries pursuant to Section 6 applicable only to the Subject Property(s)).
17.Exhibits and Schedules.  The following exhibits and schedules are attached hereto and made a part hereof:

Schedule 1: The Properties
Schedule 2: Contracts

Schedule 3: Personal Property

Exhibit 1: Form of Strict Joint Order Escrow
Exhibit 2: Form of Special Warranty Deed
Exhibit 3: Form of Bill of Sale
Exhibit 4: Form of Assignment of Leases
Exhibit 5: Form of Assignment of Contracts and Intangible Property
Exhibit 6: Form of Seller's Re-Affirmation
Exhibit 7: Form of FIRPTA Certificate

Exhibit 8: Form of Affidavit as to Debts and Liens and Indemnity Agreement

Exhibit 9: Form of Post-Closing Escrow Agreement

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Agreement as of April ___, 2022 (the "Contract Date").

PURCHASER: AREIT ACQUISITIONS LLC, a Delaware limited liability company
By:	AREIT Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	AREIT Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Ares Real estate Income Trust Inc., a Maryland corporation, its general partner
By: /s/ Andrea Karp
Print Name: Andrea Karp
Title: Managing Director

"Wycliff Sellers" are the following:

Wycliff Fund X, LLC, as to an undivided 30.1162% tenant in common interest

/s/ Mark D. Gluskin  Name: Mark D. Gluskin

Second Vice President

45.1743% tenant in common interest

/s/ Mark D. Gluskin  Name: Mark D. Gluskin

Second Vice President

Dallas Wycliff LLC, as to an undivided 11.1222% tenant in common interest

Arbor Investment Management LLC,

Manager

SELLERS:

The "Wycliff Sellers" are the following:

BES Wycliff Fund X, LLC, as to an undivided 30.1162% tenant in common interest

By:/s/ Mark D. Gluskin

Name: Mark D. Gluskin

Title: Second Vice President

BES Wycliff Fund XI, LLC, as to an undivided 45.1743% tenant in common interest

By: /s/ Mark D. Gluskin

Name: Mark D. Gluskin

Title: Second Vice President

AGE Dallas Wycliff LLC, as to an undivided 11.1222% tenant in common interest

By:Arbor Investment Management LLC,

Its Manager

By:/s/ Robert U. Goldman
Robert U. Goldman, Its Manager Axis Linden LLC, as to an undivided 5.3790% tenant in common interest
By:/s/ Edward Zifkin Edward Zifkin, Its Manager

J-L XXI Wycliff, LLC, as to an undivided 8.2083% tenant in common interest

By:Sherman Fund Management, L.L.C., its
Authorized Officer By:/s/ Mark J. Putterman Mark J. Putterman, Its Manager

The "A110 Sellers" are the following:

BES Axis 110 Fund XII, LLC, as to an undivided 36.890% tenant in common interest

By: /s/ Mark D. Gluskin

Name:Mark D. Gluskin

Title: Second Vice President

BES Axis 110 Fund XIII, LLC, as to an undivided 48.901% tenant in common interest

By: /s/ Mark D. Gluskin

Name: Mark D. Gluskin

Title: Second Vice President

BES Axis 110 Investor M, LLC, as to an undivided 8.019% tenant in common interest

By: /s/ Mark D. Gluskin

Name:Mark D. Gluskin

Title: Second Vice President

BES Axis 110 Investor H, LLC, as to an undivided

1.514 % tenant in common interest

By: /s/ Mark D. Gluskin

Name:Mark D. Gluskin

Title: Second Vice President

BES Axis 110 Investor R, LLC, as to an undivided 4.677% tenant in common interest

By: /s/ Mark D. Gluskin

Name: Mark D. Gluskin

Title: Second Vice President

The "Maple Sellers" are the following:

BES Maple Fund X LLC, as to an undivided 7.3948% tenant in common interest

By: /s/ Mark D. Gluskin

Name:Mark D. Gluskin

Title: Second Vice President

BES Maple Fund XI LLC, as to an undivided 36.5761% tenant in common interest

By: /s/ Mark D. Gluskin

Name:Mark D. Gluskin

Title: Second Vice President

BES Maple Fund XII LLC, as to an undivided 44.7042% tenant in common interest

By: /s/ Mark D. Gluskin

Name:Mark D. Gluskin

Title: Second Vice President

Beverly 95th Street Properties II, LLC, as to an undivided 11.3249% tenant in common interest

By:/s/ Edward Zifkin

Edward Zifkin, Its Manager

The "Savannah Sellers" are the following:

BES Savannah Oaks Fund XII, LLC, as to an undivided 43.00% tenant in common interest

By: /s/ Mark D. Gluskin

Name:Mark D. Gluskin

Title: Second Vice President

BES Savannah Oaks Fund XIII, LLC, as to an undivided 57.00% tenant in common interest

By: /s/ Mark D. Gluskin

Name: Mark D. Gluskin

Title: Second Vice President

The "Wiregrass Sellers" are the following:

BES Stone Oak XII, LLC, as to an undivided 38.630% tenant in common interest

By: /s/ Mark D. Gluskin

Name: Mark D. Gluskin

Title: Second Vice President

BES Stone Oak XIII, LLC, as to an undivided 53.346% tenant in common interest

By: /s/ Mark D. Gluskin

Name: Mark D. Gluskin

Title: Second Vice President

BES Stone Oak Investor CL, LLC, as to an undivided 4.734% tenant in common interest

By: /s/ Mark D. Gluskin

Name: Mark D. Gluskin

Title: Second Vice President

BES Stone Oak Investor ENS-1 LLC, as to an undivided 82.083% tenant in common interest

By: /s/ Mark D. Gluskin

Name: Mark D. Gluskin

Title: Second Vice President